Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), is entered into as of October 7, 2015, by and between Northern Oil and Gas, Inc., a Minnesota corporation (the "Company") and Michael L. Reger, an individual currently residing in Minnesota (the "Executive").

WHEREAS, the Company currently employs the Executive pursuant to the Amended and Restated Employment Agreement dated January 30, 2009, as amended by Amendment No. 1 effective January 14, 2011 (collectively, the "Original Employment Agreement");

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to accept such continued employment; and

WHEREAS, the Company and the Executive mutually desire to rescind the Original Employment Agreement in its entirety, and enter into this Agreement.

NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive hereby agree as follows:

1.           Employment and Duties.

(a)           General.  The Executive shall serve as Chief Executive Officer, reporting to the Company's Board of Directors (the "Board").  The Executive shall have such duties and responsibilities, commensurate with the Executive's position, as may be reasonably assigned to the Executive from time to time by the Board.  The Executive's principal place of employment shall be 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota.

(b)           Exclusive Services.  For so long as the Executive is employed by the Company, the Executive shall devote his full attention to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Company, and shall use his best efforts to promote and serve the interests of the Company.  Further, unless the Company consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder.  Notwithstanding the foregoing, the Executive may (i) serve on corporate boards, provided he receives prior permission from the Board; (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor; and (iii) manage personal investments, provided that such activity does not contravene the first sentence of this Section 1(b) or any other provision of this Agreement.

(c)           Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements.  The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Company and its affiliates that is hereafter adopted by the Board or a duly authorized committee thereof to comply with applicable law as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent required as may be necessary from time to time to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, or other applicable law.

2.           Term of Employment.  The Executive's employment shall be covered by the terms of this Agreement, effective as of October 7, 2015 (the "Effective Date"), and shall continue for a period of four (4) years ("Term"), unless this Agreement (and the Executive's employment hereunder) is otherwise terminated as set forth in this Agreement.  This Agreement shall automatically renew thereafter for subsequent periods of one (1) year ("Renewal Term"), unless either party provides written notice at least thirty (30) days' prior to the end of the Term (or any Renewal Term thereafter) or unless this Agreement (and the Executive's employment hereunder) is otherwise terminated as set forth in this Agreement.  In the event that the Executive elects to terminate this Agreement without Good Reason (as defined herein) prior to the end of the Term or without written notice as provided above, the Executive shall not be entitled to payment of any pro-rata portion of the Annual Bonus set forth in Section 3(d) below.

3.           Compensation and Other Benefits.  Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)           Base Salary.  The Company shall pay to the Executive an annual salary (the "Base Salary") at the rate of $750,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company's then current ordinary payroll practices as established from time to time.  The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board (the "Compensation Committee"), based upon the Executive's performance, not less often than annually.

(b)           Restricted Share Grant.  On the Effective Date, and as an inducement for the Executive to enter into this Agreement, the Executive shall be granted a number of restricted shares of Company common stock ("Shares"), par value $0.001 per share, equal to $3,750,000 as of the date of grant (the "Restricted Stock Grant"), and shall be granted pursuant to the terms of the Northern Oil and Gas, Inc. 2013 Incentive Plan, as amended (the "Plan").  The actual quantity of Shares, as well as the terms and conditions applicable to the Restricted Stock Grant, shall be set forth pursuant to the Company's standard form of time-based restricted stock award agreement under the Plan.  The Shares underlying the Restricted Stock Grant shall vest annually over a four (4) year period, with twenty-five percent (25%) of the Restricted Stock Grant vesting on March 15, 2016 and twenty-five percent (25%) vesting on March 15 of each year thereafter through 2019.

(c)           Performance Share Grant.  On the Effective Date, and as an inducement for the Executive to enter into this Agreement, the Executive shall be granted a target number of Shares equal to $3,750,000 based on the value of the Company common stock as of the Effective Date (the "Performance-Based Restricted Stock Grant").  The Executive will be eligible to earn between zero percent (0%) and one-hundred and fifty percent (150%) of the Performance-Based Restricted Stock Grant in accordance with the terms of the Plan and subject to certain performance-based vesting criteria as set forth in Exhibit A.

(d)           Annual Bonus.  For each fiscal year during the Term, the Executive shall be eligible to receive an incentive bonus, the amounts and targets to which shall be determined by the Compensation Committee (the "Annual Bonus"), generally consistent with the metrics, discretionary components, and compensation set forth in the 2015 short-term cash plan and long-term equity incentive program (attached hereto as Exhibit B).  It is intended that such bonus, if any, shall be paid to the Executive no later than ten (10) days following the date the Company receives its audited financial statements for the applicable fiscal year; however, in no event shall such bonus be paid to the Executive later than March 15th of the calendar year immediately following the calendar year in which the bonus is earned.  If granted, the Executive shall be entitled to payment of the Annual Bonus, if any, only if the Executive remains employed with the Company through the applicable payment date, except as provided in Section 4 below.

(e)           Employee Benefits.  The Executive shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of a like status from time to time, and as may be amended from time to time.  The Company shall contribute the maximum legally permitted amount, up to $25,000 per calendar year on behalf of the Executive to the Company's 401(k) plan.  In addition, the Executive shall be entitled to use of a Company-leased vehicle during the Term up to a maximum Company expense of Thirty-Two Thousand Five Hundred Dollars ($32,500) per calendar year.

(f)           Expenses.  The Company shall reimburse the Executive for reasonable travel, legal and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

4.           Rights Upon a Change in Control/Termination of Employment.

(a)           Equity Acceleration.  Upon consummation of a Change in Control during the Term, or any Renewal Term, all of the Executive's outstanding unvested equity awards (including, but not limited to, any unvested stock options, warrants, restricted stock and restricted stock units (including but not limited to any Shares granted under this Agreement)) shall vest in full, without regard to any terms or conditions governing such vesting, provided that, any equity awards subject to performance-based vesting criteria shall vest as if target-level performance had been achieved.

(b)           Termination of Employment in Conjunction with a Change in Control.  Subject to satisfaction of Section 4(f) immediately following a Change in Control  this Agreement and the Executive's employment hereunder shall automatically terminate and the Executive shall be entitled to receive (i) a lump sum payment equal to two times (2x) Base Salary (the "Severance Benefit"); (ii)(A) a pro rata portion of any performance-based bonus(es) (as set forth in Section 3(d)) to which the Executive would have been entitled to receive but for his termination of employment, to be evaluated on the same factors and to be paid at the same time as any similar bonus(es) awarded to other officers of the Company, plus (B) all or any portion of the Executive’s discretionary-based bonus(es), as determined in the sole discretion of the Compensation Committee, to which the Executive would have been entitled to receive but for his termination of employment; and (iii) pre-payment of the remaining lease term of Executive's Company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment to Executive of the estimated insurance premiums for such vehicle through the remaining lease term.  The Severance Benefit shall be paid to the Executive no later than the forty-fifth (45th) day immediately following the Executive's "separation from service" (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")), provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(f), below) and the revocation period specified therein has expired without the Executive revoking such release.  However, if such forty-five (45) day period straddles two (2) taxable years of the Executive, then the Company shall pay the Severance Benefit in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release of claims.  Notwithstanding the foregoing and for avoidance of doubt, if the Executive's employment is terminated (i) for any reason either before or after the Severance Period, (ii) at any time by the Company for Cause, or (iii) voluntarily by the Executive during the Severance Period, then in each case, the Executive shall only be entitled to any unpaid annual Base Salary and unreimbursed business expenses through and including the date of termination and the Executive shall not receive any Severance Benefit.

(c)           Termination of Employment without Cause or for Good Reason.  Notwithstanding anything herein to the contrary, this Agreement may be terminated by the Company or the Executive, at any time, with or without Cause or Good Reason.  In the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive (i) the Severance Benefit; (ii)(A) a pro rata portion of any performance-based bonus(es) (as set forth in Section 3(d)) to which the Executive would have been entitled to receive but for his termination of employment, to be evaluated on the same factors and to be paid at the same time as any similar bonus(es) awarded to other officers of the Company, plus (B) all or any portion of the Executive’s discretionary-based bonus(es), as determined in the sole discretion of the Compensation Committee, to which the Executive would have been entitled to receive but for his termination of employment; (iii) immediate vesting of any Shares granted to the Executive during the course of  the Executive's employment (including, but not limited to, any Shares granted under this Agreement), without regard to any other terms or conditions governing such vesting, provided that, any equity awards subject to performance-based vesting criteria shall vest as if target-level performance had been achieved; and (iv) pre-payment of the remaining lease term of Executive's Company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment to Executive of the estimated insurance premiums for such vehicle through the remaining lease term.  The Severance Benefit shall be paid to the Executive no later than the forty-fifth (45th) day immediately following the Executive's "separation from service" (as defined under the Code, provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(f), below) and the revocation period specified therein has expired without the Executive revoking such release.  However, if such forty-five (45) day period straddles two (2) taxable years of the Executive, then the Company shall pay the Severance Benefit in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release of claims.

(d)           No Continued Benefits Following Termination.  Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment with the Company under the terms of this Agreement.

(e)           Resignation from Directorships and Officerships.  The termination of the Executive's employment for any reason shall constitute the Executive's immediate resignation from (i) any officer or employee position the Executive has with the Company, unless mutually agreed upon by the Executive and the Board; and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company.  The termination of the Executive’s employment by the Company for Cause (as defined in Section 9(a)) shall constitute the Executive’s immediate and automatic resignation from any position on the Company’s Board of Directors; and the Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(f)           Waiver and Release.  Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Executive shall not be entitled to any Severance Benefit, and the Company shall not pay such Severance Benefit (other than accrued Base Salary and unreimbursed business expenses as of the termination date), unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive's employment is terminated and be substantially in the form attached hereto as Exhibit C), whereby the Executive (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of the Executive and all obligations of the Company to the Executive other than with respect to (x) the Company's obligations to make and provide the Severance Benefit and (y) any vested benefits to which the Executive is entitled under the terms of any Company benefit or equity plan, and the Executive does not revoke such release within any applicable revocation period following the Executive's delivery of the executed release to the Company.  If the requirements of this Section 4(f) are not satisfied by the Executive (or his estate or legally appointed personal representative), then no Severance Benefit (other than accrued Base Salary and unreimbursed business expenses as of the termination date) shall be due to the Executive (or his estate) pursuant to this Agreement.

(g)           Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a written "Notice of Termination" to the other party hereto given in accordance with Section 10(l) of this Agreement.  In the event of a termination by the Company for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the date of termination.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

5.           Section 280G Payments.  Notwithstanding anything in this Agreement to the contrary, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times the Executive's base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive's excise tax liabilities under Section 4999 of the Code.

6.           Section 409A of the Code.  This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code.  To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code.  Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code.  Further:

(a)           Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive's taxable year following the taxable year in which the cost or expense is incurred by the Executive.  The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive's right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b)           Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six month period following such separation from service, (ii) death or (iii) such earlier date that complies with Section 409A of the Code.

(c)           Each payment that the Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.

7.           Confidential Information.  During the Term, the Company may provide the Executive (i) with access to and the opportunity to become familiar with its Confidential Information and Trade Secrets; (ii) with continuing training, development and education regarding its procedures, products, services, methods, systems and operations; and (iii) with access to Confidential Information and Trade Secrets about the Company's employees, customers and customer's employees and agents.

(a)            The Executive acknowledges that all notes, data, forms, reference and training materials, leads, memoranda, computer programs, computer print-outs, disks and the information contained in any computer, whether stored locally at the Company or remotely by the Company or others on behalf of the Company, and any other records which contain, reflect or describe any Confidential Information and Trade Secrets, belong exclusively to the Company.  Upon the termination of the Executive's employment with the Company, the Executive shall promptly return such materials and all copies thereof in the Executive's possession to the Company, regardless of the cause of the termination of the Executive's employment with the Company.

(b)           During the Executive's employment with the Company and thereafter, the Executive will not copy, publish, convey, transfer, disclose nor use, directly or indirectly, for Employee's own benefit or for the benefit of any other person or entity (except the Company) any Confidential Information and Trade Secrets; provided, that any copying or other prohibited use of Confidential Information and Trade Secrets shall not include copying or otherwise using Confidential Information and Trade Secrets in connection with communications with current or potential customers or vendors that the Executive reasonably expects to have a direct benefit to the Company; provided, further, that the Executive shall take any steps reasonably necessary to ensure that Confidential Information and Trade Secrets are not disclosed, by the Executive or by any such potential customers or vendors, to an extent greater than that which is reasonably required to provide such benefit to the Company.  The Executive will abide by all rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets implemented and/or amended from time to time by Company.

(c)           The Executive acknowledges that the Company is a public company registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and that this Agreement may be subject to the filing requirements of the Exchange Act.  The Executive acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") shall apply to this Agreement and the Executive's employment with the Company.  The Executive (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys' fees and costs) in the event of the Executive's conviction of any violation of the Exchange Act, any rules promulgated by the SEC and any other applicable federal or state laws, rules, regulations or orders.

8.           Non-Competition and Non-Solicitation of Customers, Clients and Employees. The Executive agrees that during the Term and the Restricted Period, the Executive will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity engage in any of the Restricted Activities in any area within which the Company conducts or is pursuing Company Business, unless such has been previously been approved in writing by the Board after the Executive has provided the Board with full written disclosure of the relevant facts.

(a)           "Restricted Period" means (i) twelve (12) months in the event that the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason or (ii) three (3) years in the event that the Executive's employment with the Company is terminated for any other reason, regardless of which party terminates this Agreement.

(b)           "Restricted Activities" means and includes the following:

(i)           Conducting, engaging or participating, directly or indirectly, as the employee, agent, independent contractor, consultant, advisor, partner, shareholder, investor, lender, underwriter or in any other similar capacity, in any business that directly competes with any part of the Company's Business;

(ii)           Recruiting, hiring, and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent contract, part time or full time of the Company or otherwise soliciting any other employee of the Company for any purposes that would directly or indirectly interfere or conflict with the other employee’s employment by the Company. For purposes of this covenant any "other employee" shall refer to employees who provide services to the Company and who are still actively employed by the Company at the time of the attempted recruiting or hiring, or were so employed at any time within six (6) months prior to the time of such attempted recruiting or hiring;

(iii)           Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to, or for the use or benefit of the Executive or any other person or entity other than the Company; and

(iv)           Directly or indirectly interfering with any of the Company's relationships with any of its potential customers, clients, or vendors or affiliates thereof.

(c)            The Company and the Executive acknowledge that the provisions contained in this Section 8 shall not prevent the Executive or the Executive's affiliates from owning solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company's Business if the Executive and the Executive's affiliates do not, directly or indirectly, beneficially own in the aggregate more than 5% of all classes of outstanding equity securities of such entity.

(d)           The Executive and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on the Executive than is necessary to protect the property rights and other business interests of Company.

9.           Definitions.  For the purposes of this Agreement, the following definitions shall apply:

(a)           "Cause" shall mean a termination of the Executive's employment because of: (1) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement, any equity plan or award document, or any other material agreement in writing between the Executive and the Company (other than as a result of Executive’s incapacity due to physical or mental illness); (2) the Executive's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (3) the Executive’s conduct in performing under this Agreement that constitutes a material breach of a written policy of the Company or a material violation of the rules of any governmental or regulatory body applicable to the Company that is injurious to the financial condition or business reputation of the Company; (4) the Executive's refusal to follow the directions of the Board (other than as a result of Executive’s incapacity due to physical or mental illness); (5) Executive's engaging in fraud, embezzlement, or act of moral turpitude, or any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or (6) a final order of the SEC that causes the Executive to become subject to any of the "bad actor" disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act of 1933, as amended.  Notwithstanding anything in this Section 9(a) to the contrary, no event or condition described in Sections 9(a)(1), 9(a)(3), 9(a)(4) or 9(a)(5) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Company immediately following expiration of such thirty-day (30) period.  For purposes of this Section 9(a), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid.  Notwithstanding anything in this Agreement to the contrary, if the Executive's employment with the Company is terminated without Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination as a termination for Cause if such after-acquired evidence supports such an action.

(b)           "Change in Control" means any one of the following:

(i)           An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)           any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B)           any formation of a Group consisting solely of beneficial owners of the Company's Voting Securities as of the Effective Date of this Agreement; or

(C)           any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company's Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company's Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(ii)            Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(iii)            The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the Persons who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

Notwithstanding the foregoing, to the extent that any payment or benefit under this Agreement constitutes a deferral of compensation subject to Section 409A of the Code, and if such payment or benefit provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 9(b) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.

(c)           "Company Business" shall mean the acquisition, exploration, and development of properties containing oil and natural gas resources for purposes of oil and natural gas production.

(d)           "Confidential Information and Trade Secrets" may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as "Confidential" by the Company, and includes, but is not limited to, the following information and materials:

(i)           Financial information of any kind pertaining to the Company, including, without limitation, information about the profit margins, profitability, pricing, income and expenses of the Company or any of its products or lines of business and also including, without limitation, any and all information and records relating to the Company's contracts or transactions with, or charges, prices or sales to, its customers, including invoices, proposals, confirmations, bills of ladings, statements, accounting records, bids, payment records or any other information or documents regarding amounts charged to or paid by customers, for any products or services which form any part of the Company Business;

(ii)           All information about and all communications received from, sent to or exchanged between the Company and any person or entity which has purchased, licensed, exchanged or otherwise entered into a transaction with the Company, or to which the Company has made a proposal with respect to the purchase, sale, license, exchange or other transaction involving any component, products or services which form any part of the Company Business;

(iii)           All of the Company's technical data and any information pertaining to the Company Business, including, by way of example, research and development, scientific studies or analyses, details or training methods, and oil and gas technology;

(iv)           All customer contact information, which includes information about the identity and location of individuals with decision-making authority at the customer and the particular preferences, needs or requirements of the customer, or such individual, with respect to any of the products, goods, services or equipment which comprise any part of the Company Business, and all information about the particular needs or requirements of a customer based on its geographical, economic or other factors; and

(v)           Employee lists, phone numbers and addresses, pay rates, benefits and compensation packages, training programs and manuals, and other confidential information regarding the Company's personnel.

Notwithstanding the foregoing, "Confidential Information," for purposes of this Agreement, shall not extend to any information:

(i)           that is or becomes in the public domain through no wrongful act or fault of the Executive;

(ii)           that was already known to the Executive prior to employment with the Company;

(iii)           that is obtained by the Executive from a third party who is not under a duty of nondisclosure owed to the Company;

(iv)           to which the Executive would not otherwise have access by virtue of his employment with the Company and was independently developed by the Executive without any use of or reliance on any information that, without giving effect to this clause, would be considered Confidential Information and Trade Secrets of the Company; or

(v)           is required to be disclosed by law; provided, however, that prior to such disclosure the Executive shall deliver timely notice to the Company of such required disclosure and assist the Company in seeking protective relief thereof.

(e)           "Continuing Director" means an individual (i) who is, as of the Effective Date, a director of the Company; (ii) who is elected as a director of the Company subsequent to the Effective Date pursuant to a nomination or board representation right of preferred stockholders of the Company; or (iii) who becomes a director of the Company after the Effective Date and whose initial election, or nomination for election by the Company's stockholders, was approved by at least a majority of the then Continuing Directors, but excluding for purposes of this clause (iii) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(f)           "Corporate Transaction" means (i) a sale or other disposition of all or substantially all of the assets of the Company; or (ii) a merger, consolidation, statutory share exchange or similar transaction involving the Company, but excluding any transaction in which the Company is the surviving corporation.

(g)           "Exchange Act Person" means any natural person, entity or Group other than (i) the Company or any Subsidiary; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or Parent of the Company; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company's Voting Securities in substantially the same proportions as their beneficial ownership of the Company's Voting Securities.  For purposes of the foregoing, the term "Group" means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

(h)           "Good Reason" means any one of the following:

(i)           the Company effects a material diminution of the Executive's authority or duties – including, without limitation, the continuous assignment to the Executive of any duties materially inconsistent with the Executive's position with the Company, or a material diminution in the nature or status of the Executive's responsibilities – without the Executive's consent;

(ii)           the Company effects a material diminution of the Executive's base compensation;

(iii)           the Executive is removed as Chief Executive Officer;

(iv)           any requirement that the Executive, without his/her consent, move his/her regular office to a location more than fifty (50) miles from the Company's executive offices; or

(v)           any material breach by the Company of this Agreement.

Notwithstanding anything in this Agreement to the contrary, no event of condition described in this Section 9(h) shall constitute Good Reason unless, (i) within ninety (90) days following the Executive's actual knowledge of the event which the Executive determines constitutes Good Reason,  the Executive notifies the Company in writing that the Executive has determined a Good Reason exists and specifies the event creating Good Reason, (ii) following receipt of such notice, the Company fails to remedy such event within thirty (30) days, and (iii) the Executive terminates his employment with the Company immediately following the expiration of such thirty-day (30) period.  Both conditions must be met for the Executive to have a Good Reason to terminate the Executive's employment.

(i)           "Parent" means a "parent corporation," as defined in Section 424(e) of the Code.

(j)           "Person" means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

(k)           "Subsidiary" means a "subsidiary corporation," as defined in Section 424(f) of the Code, of the Company.

(l)           "Voting Securities" of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

10.           Miscellaneous.

(a)           Defense of Claims.  The Executive agrees that, during and following the Term, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive's prior areas of responsibility, except if the Executive's reasonable interests are adverse to the Company in such claim or action.  The Company agrees to promptly reimburse the Executive for all of the Executive's reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Executive is no longer employed with the Company, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive's salary at the time of the Executive's separation) for the Executive's time – to comply with the Executive's obligations under this Section 10(a).

(b)           Non-Disparagement.  The Executive agrees that at no time during or after the termination of the Executive's employment shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of its respective directors, officers or employees.  Similarly, the Company agrees that at no time following the termination of the Executive's employment shall the Board or the Company's executive officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, performance or character of the Executive; however, the foregoing shall not apply to: (i) any person's statements as a witness in a legal proceeding (as may be ordered by any regulatory agency or court or as otherwise required by law), or (ii) as may be necessary for the Company to prosecute any claims relating to the enforcement of this Agreement.

(c)           Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.  The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d)           Amendment, Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e)           Entire Agreement.  This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof including the Original Agreement, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f)           Governing Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflict of laws principles thereof.  Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Minnesota, for the purposes of any proceeding arising out of or based upon this Agreement.

(g)           Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h)           Reformation of Time, Geographical, and Occupational Limitations.  In the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical, or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical, and occupational limitations as may be permitted by applicable law.

(i)           Specific Performance/Injunctive Relief.  In the event of the Executive's breach or violation of any provision of Section 7 ("Confidential Information"), Section 8 ("Non-Competition and Non-Solicitation of Customers, Clients and Employees"), or Section 10(b) ("Non-Disparagement"), the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and the Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.

(j)           No Assignment.  Neither this Agreement nor any of the Executive's rights and duties hereunder, shall be assignable or delegable by the Executive.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(k)           Successors; Binding Agreement.  For purposes of Section 7, Section 8, and Section 10(b) only, upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(l)           Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:                                Northern Oil and Gas, Inc.
Attn: Board of Directors
315 Manitoba Avenue – Suite 200
Wayzata, Minnesota 55391

With a Copy to:	Anthony J. Eppert, Shareholder
Winstead PC
600 Travis Street – Suite 1100
Houston, Texas 77002

If to the Executive:	Michael L. Reger
(at his home address on file with the Company)

With a Copy to:	Marilyn Clark, Partner
Dorsey & Whitney
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota  55402

(m)           Withholding of Taxes.  The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(n)           Headings.  The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(o)           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(p)           Survival.  This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive's employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 4 ("Rights Upon a Change in Control/Termination of Employment") and the corresponding Exhibit C ("Waiver and Release"), Section 7 ("Confidential Information"), Section 8 ("Non-Competition and Non-Solicitation of Customers, Clients and Employees"),  Section 10(a) ("Defense of Claims"), Section 10(b) ("Non-Disparagement"), Section 10(e) ("Entire Agreement"), Section 10(f) ("Governing Law/Venue"), Section 10(i) ("Specific Performance/Injunctive Relief"), Section 10(k) ("Successors/Binding Agreement"), and Section 10(1) ("Notices").

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:                                                                           NORTHERN OIL AND GAS, INC.:

/s/ Michael L. Reger                                By: /s/ Erik J. Romslo
Michael L. Reger                                                                          Its: EVP, General Counsel and Secretary

Date:   October 7, 2015                                                                 Date: October 7, 2015

EXHIBIT A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Performance-Based Restricted Stock Grant
Calculation of Relative Total Shareholder Return

This Exhibit A to the Amended and Restated Employment Agreement (the "Agreement") sets forth the performance-related metrics to be incorporated into a performance-based restricted stock award agreement from the Company to Michael L. Reger as follows:

1.      Number of Performance-Based Restricted Shares.  The number of restricted shares of Company common stock ("Shares") subject to the award shall be calculated by dividing $3,750,000 by the closing price of the Company’s common stock as of the date the Agreement is approved by the Compensation Committee (the "Performance-Based Restricted Stock Grant").  The Performance-Based Restricted Stock Grant shall be divided into four equal tranches composed of an equivalent number of shares (each such tranche being the "Annual Tranche").  Each Annual Tranche shall be assigned to one of the annual performance periods for the calendar years 2015, 2016, 2017 and 2018 (each, a "Performance Period").

2.      Vesting.  Following the end of each Performance Period, the Compensation Committee will certify the level of Relative Total Shareholder Return (as defined below) achieved by the Company for such Performance Period.  The Shares in the applicable Annual Tranche will be subject to forfeiture and cancellation by the Company if the Company's performance during such Performance Period does not meet or exceed the target percentile rank as set forth below for such Performance Period.   Performance at or above the target percentile rank will result in the Shares in each Annual Tranche becoming vested as follows:

Company's Relative Total Shareholder Return Rank	Percentage of Annual Tranche Vesting
< 50%	0%
= 50% and < 75%	100%
≥ 75%	150%

3.           Calculation of Total Shareholder Return.   At the end of each Performance Period, the total shareholder return ("Total Shareholder Return" or "TSR") of the Company and each of the Peer Group Companies (as defined below) shall be calculated by dividing (i) the Closing Share Value, as such synonymous term is defined for purposes of the Company’s Long-Term Equity Incentive Program for executive officers approved by the Compensation Committee for such year (the "Program ") by (ii) the Opening Share Value, as such synonymous term is defined under the Program.  For the avoidance of doubt, for calendar year 2015, "Closing Share Value" and "Opening Share Value" shall equal the simple average closing price per share for each trading day during 2015 and 2014, respectively.

The TSR of the Company and each of the Peer Group Companies shall be adjusted to give appropriate effects to any stock splits, reverse stock splits and similar transactions, as determined by the Compensation Committee.

4.           Calculation of Relative Total Shareholder Return.  The Company's "Relative Total Shareholder Return" means the Company's TSR relative to the TSR of the Peer Group Companies.  Relative Total Shareholder Return will be determined by ranking the Company and the Peer Group Companies from highest to lowest according to their respective TSRs.  After this ranking, the percentile performance of the Company relative to the companies in the Peer Group will be determined as follows:

P = 1 –	R – 1
N – 1

where:	"P" represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

"N" represents the number of Peer Group Companies, plus the Company.

"R" represents the Company's ranking among the Peer Group Companies.

Example: If there are 12 Peer Group Companies and the Company ranked 4th, the performance would be at the 75th percentile: .75 = 1 – ((4-1)/(13-1)).

5.           Peer Group Companies.  The "Peer Group Companies" for each Performance Period shall be those companies that the Compensation Committee, with the input of the Executive, has chosen to comprise the peer group under the Program, as disclosed in the Company's Proxy Statement for the fiscal year that corresponds to the Performance Period.  The Peer Group Companies shall be modified in the following events:

(a)           In the event of a merger, acquisition or business combination of a Peer Group Company with or by another Peer Group Company, the surviving entity shall remain a Peer Group Company and the non-surviving entity shall be replaced in the Peer Group Companies for the period in question by a Stand-In Peer (as defined below).

(b)           In the event of a merger of a Peer Group Company with an entity that is not a Peer Group Company, or the acquisition or business combination transaction of a Peer Group Company by or with an entity that is not a Peer Group Company, in each case where the Peer Group Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Group Company.

(c)           In the event of a merger or acquisition or business combination transaction of a Peer Group Company by or with an entity that is not a Peer Group Company or a "going private" transaction involving a Peer Group Company, in each case where the Peer Group Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Group Company for the period in question and shall be replaced in the Peer Group Companies for the period in question by a Stand-In Peer (as defined below).

(d)           In the event a Peer Group Company, (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations, in each case, the company will remain a Peer Group Company and the TSR for the Performance Period will be negative one hundred percent (-100%).

For purposes hereof, a "Stand-In Peer" shall be a dummy entity for purposes of calculating the Company’s Relative Total Shareholder Return for a Performance Period during which one or more actual companies cease to be Peer Group Companies pursuant to the foregoing paragraphs 5(a) or 5(c).  For the period in question, a Stand-In Peer’s TSR shall be deemed to be equal to the average TSR of all remaining Peer Group Companies (excluding the Stand-In Peers).

Example:  If there are originally 12 Peer Group Companies, and two such companies cease to be Peer Group Companies during a Performance Period pursuant to the foregoing paragraphs 5(a) or 5(c), they shall be replaced by two Stand-In Peers.  Each such Stand-In Peer shall be deemed to have a TSR equal to the simple average of the TSRs of the ten remaining actual Peer Group Companies.

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